Exhibit 10.2.27
SEPARATION AND RELEASE AGREEMENT
For EXECUTIVE OFFICERS

I, Adrienne Ingoldt, whose address is [ ], understand that my employment with Jack in the Box Inc. and/or any past or present subsidiary, affiliate, predecessor, or successor, (Collectively referred to herein as “Company”) will terminate September 24, 2021 (“Termination Date”). This Separation and Release Agreement (“Agreement”) is entered into in connection with my termination.
Company Offer. Although the Company has no obligation to do so, if I: (i) fulfill the Requirements to Accept Offer; and (ii) comply with all of my legal and contractual obligations to the Company, then the Company will provide me with the following severance benefit (the “Severance Benefit”):
(a)Severance Payment. The Company will pay me, as severance, a total amount of $332,000 (less required payroll deductions and any other offsets for money I owe the Company), of which $307,000 represents the Lump Sum Severance Payment pursuant to Section 3(a) and 3(c) of the Company’s Severance Plan for Executive Officers (“Separation Payment”), and $25,000 represents an additional amount for helping transition workload, as needed, between now and October 24, 2021. This Separation Payment is in addition to wages or other amounts earned as of the Termination date, and I am entitled to those amounts regardless of whether or not I sign this Agreement.
The Separation Payment will be paid to me as consideration for my settlement, release, and discharge of any and all known or unknown claims as described below. In order to receive this Separation Payment, the Requirements to Accept Offer described below must be fulfilled and I must otherwise comply with all of my legal and contractual obligations to the Company.
(b)Annual Incentive Payment. I will remain eligible to receive a fiscal 2021 lump sum cash payment (for 13 Periods) under the Company’s Performance Incentive Program as described in Section 3(b) of the Company’s Severance Plan for Executive Officers. I understand that no annual incentive payment is guaranteed and that it will be calculated and determined by the Company based on fiscal year performance achievement against the applicable performance goals and methodology set forth in the Performance Incentive Payment. The lump sum cash payment, if any, will be made after the end of the fiscal year in which my termination occurs.

(c)Outplacement Support. The Company will provide me up to (12) months of outplacement support through a provider selected and paid for by the Company.

If the Requirements to Accept Offer are not fulfilled, the Company Offer automatically terminates.
Requirements to Accept Offer. In order to accept the Company Offer I must:

(a)    sign this Agreement and return it to the Company by either:
(i)hand-delivering the Agreement to Steve Piano, Chief People Officer, 9357 Spectrum Center Blvd., San Diego, CA 92123 no later than close of business on September 30, 2021; or
(ii)mailing or sending the Agreement by overnight service such as Federal Express to: Steve Piano, Chief People Officer, 9357 Spectrum Center Blvd., San Diego, CA 92123. If mailed, the envelope must be postmarked no later than September 30, 2021 and must be received within a reasonable time thereafter. If overnighted, it must be received no later than September 30, 2021.
(iii)faxing the Agreement to Steve Piano, Chief People Officer at 858-694-1570 no later than September 30, 2021; or
(iv)sending the Agreement via Electronic Mail (email) to Steve Piano, Chief People Officer at [ ] no later than September 30, 2021.
Time When Payment Will Be Made.  If I fulfill the Requirements to Accept Offer described above, (i) the Separation Payment will be issued to me in a one-time, lump-sum payment (via direct deposit or a mailed check, according to my previously designated preferences) within ten (10) days after the Revocation Period has expired or Termination Date, whichever is later and (ii) any Prorated Annual Incentive Payment to which I become entitled will be paid to me in a one-time, lump-sum payment (via direct deposit or a mailed check, according to my previously designated preferences) following the end of the fiscal year in which my Termination Date occurs and in no event prior to the date the Revocation Period has expired.
Release of Claims. By signing and returning this Agreement to the Company, I hereby generally and completely settle, release and discharge any and all claims of every type, known or unknown, which I have or may have against the Company, and its board members, shareholders, directors, officers, employees and representatives (collectively the “Releasees”), whether known or unknown, that arise out of or are in any way related to events, acts, conduct, or omissions of the Releasees occurring prior to or on the date I sign this Agreement. This is a general release of all claims and includes, without limitation, all claims related to my employment with the Company or the termination of that employment, and all claims arising under any Federal, State, or local laws or regulations pertaining to employment, including, but not limited to claims under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Fair Labor Standards Act, Title VIII of the Civil Rights Act of 1964, Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended, the California Government Code, the California Fair Employment and Housing Act, California Pregnancy Disability Law, the California Family Rights Act, the California Labor Code, including but not limited to California Labor Code section 132a, any amendments to any of these statutes, and any other federal, state, or local statute, ordinance, regulation, or common law, regardless of whether such claim be based on an action filed by me or by a governmental agency.

    I understand and acknowledge that Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, as well as any amendments to any of these statues, and common law, provide the right to an individual to bring charges, claims, or complaints against their employer or their former employer if the individual believes they have been discriminated against or harassed, including but not limited to, discrimination or harassment on the basis of pregnancy, race, ancestry, color, religion, sex, marital status, national origin, age, physical or mental disability, or medical condition. With full understanding of the rights afforded me under these laws, and to the fullest extent permitted by law, agree not to file against Releasees any charges, complaints against Releasees for any alleged violation(s) of any of these acts, statutes, regulations, or the common law regarding events that have occurred in connection with my employment with the Company.
Waiver of Notice Requirements under State and Federal WARN Act.  By signing and returning this Agreement to the Company and in further consideration of receipt of my Separation Package, I agree and understand that I am waiving my right to bring any and all claims which I have or may have relating to the minimum advanced notice requirements as set forth under the Federal or State WARN Act.  I also understand and agree that I am waiving my right to receive pay in lieu of notice under the WARN Act.
Unknown Claims. This section shall be governed by California law. I understand that I may have claims of which I may be unaware or unsuspecting which I am giving up by signing this Agreement. I also expressly waive all rights I might have under Section 1542 of the Civil Code of California which reads as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.
Waiver of Age Discrimination Claims. I received this Agreement on September 23, 2021 and acknowledge that I have been given a reasonable period to consider whether to sign it.
I understand and agree that I:
1.    Have carefully read and fully understands all of the provisions of this Agreement;
2.    Am, through this Agreement, releasing the Company from any and all claims I may have against it to date under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.);
3.    Knowingly and voluntarily agree to all of the terms set forth in this Agreement;
4.    Knowingly and voluntarily intend to be legally bound by the same;

5.    Was advised and hereby am advised in writing to consider the terms of this Agreement and consult with an attorney of my choice prior to executing this Agreement; and,
6.    Understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621, et seq.) that may arise after the date this Agreement is executed are not waived.
7.    [Have been provided with the ADEA disclosure information (under 29 U.S.C. § 626(f)(1)(H)), attached hereto as Exhibit 1.]

Claims Not Affected. This is a general release of all claims, and excludes only (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any claims which I may have by reason of any Social Security, Worker’s Compensation, or Unemployment laws, or any benefits earned during my employment which may be payable to me now or in the future under any of the Benefit and/or Welfare Programs of the Company; (iii) any other rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.
Advice to Consult With Attorney. I have been (i) advised in writing to consult with an attorney, and (ii) given adequate time to thoroughly review and discuss all aspects of this Agreement with my attorney before signing this Agreement and I have thoroughly discussed, or in the alternative have freely elected to waive any further opportunity to discuss, this Agreement with my attorney.
Agreement Knowingly and Voluntarily Executed. I freely and voluntarily entered into this Agreement on my own behalf, in the exercise of my own free act, deed and will, and without any duress or coercion. I understand that in executing this Agreement, it becomes final and conclusive.
Confidentiality. I agree that the terms and conditions of this Release shall remain confidential as between the Company and me and shall not be disclosed to any other person except as provided by law or to my attorney, spouse or significant other, accountant and/or financial advisor. I also agree that during my employment I may have had access to confidential information and trade secrets concerning products, business plans, marketing strategies and other Company information and that I shall keep these matters completely confidential. I understand that nothing in this Agreement prohibits me from disclosing facts or information that I have the right to disclose under state or federal law, including any facts relating to a claim for sexual harassment or discrimination based on sex.
Continuing Obligations; Non-Disparagement and Non-Solicitation. I acknowledge and agree that I remain bound by any previous confidentiality, assignment of intellectual property, and restrictive covenant agreements between me and the Company, and will abide by those continuing obligations. I also agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that I may respond accurately and fully to any question, inquiry or request for information when required by legal process, but agree to provide the Company with notice of any such inquiry or request for information within two weeks of such request; and (b) for a period of one year following my last day of employment with the Company, not to solicit (directly or indirectly) any employee of the Company to terminate his or her employment relationship with the Company in order to become an employee or consultant to or for any other person or entity.
Notice of Rights Pursuant to Section 7 of the Defend Trade Secrets Act (DTSA). Notwithstanding any provisions in this agreement or the Company policy applicable to the unauthorized use or disclosure of trade secrets, I am hereby notified that, pursuant to Section 7 of the DTSA, I cannot be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law.  I also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Reporting to Governmental Agencies. Nothing in this Agreement prevents me from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  I understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  However, this Agreement and the releases contained herein does mean that I may not collect any monetary damages or receive any other remedies from charges filed with or actions by any Government Agencies.
No Admission of Wrongdoing by the Company. The Company expressly denies any violation of any federal, state or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by the Company of any violation of any federal, state or local law, or of any liability whatsoever. I am unaware of any claims against (or wrongdoing by) the Company.
No Unreported Claims. I warrant and represent that I am not aware of any claims or proceedings, or threat of claims against the Company or acts or omissions that might lead to a claim against the Company that I have not already reported to the Company.
General Provisions. This Agreement, including its Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both me and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both me and the Company, and inure to the benefit of both me and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without my prior written consent. I may not assign any of my duties hereunder, and I may only assign any of my rights hereunder with the written consent of the Company. If any provision of this Agreement is held to be contrary to applicable law, it shall be modified or disregarded as necessary and the remainder of the Agreement will remain in full force and effect. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. A facsimile, copy or electronic mail (scanned PDF) of this Agreement shall be deemed an original.
I have read and understand all of the provisions of this Agreement and I voluntarily enter into this Agreement by signing it on September 28, 2021.

/S/ Adrienne Ingoldt
Witness Signature	Adrienne Ingoldt